Exhibit 99.1

News Release For more information, please contact: Investors: Debbie Hancock 208-202-7259 investors@lambweston.com Media: Erin Gardiner 208-202-7257 communication@lambweston.com

Lamb Weston Reports Third Quarter Fiscal 2026 Results; Increases Midpoint of Fiscal Year 2026 Net Sales and EBITDA Outlook and Reduces Expected 2026 Capital Expenditures
Board of Directors Declares Quarterly Dividend of $0.38 per Share
EAGLE, ID (April 1, 2026) – Lamb Weston Holdings, Inc. (NYSE: LW) announced today its results for the third quarter of fiscal 2026 and updated its full year financial targets for fiscal 2026.
Summary of Third Quarter FY 2026 Results
($ in millions, except per share)

	Q3 2026	Year-Over-Year Growth Rates	YTD 2026	Year-Over-Year Growth Rates
Net sales	$1,564.8	3%	$4,842.2	1%
Income from operations	$126.6	(49)%	$422.3	(12)%
Net income	$54.0	(63)%	$180.4	(24)%
Diluted EPS	$0.39	(62)%	$1.29	(22)%

Adjusted Income from Operations(1)	$170.1	(38)%	$559.4	(15)%
Adjusted Net Income(1)	$100.0	(39)%	$299.7	(22)%
Adjusted Diluted EPS(1)	$0.72	(37)%	$2.14	(20)%
Adjusted EBITDA(1)	$271.7	(27)%	$859.5	(11)%
Capital returned to shareholders	$51.4		$204.7

“Driven by continued solid performance in our North America segment, we delivered another quarter in line with our expectations,” said Mike Smith, Lamb Weston president and CEO. “Our team's disciplined execution of our Focus to Win strategy continues to strengthen Lamb Weston and position us to drive long-term shareholder value. We are taking proactive steps to better align supply and demand, and we are acting with urgency to navigate the competitive international environment. Our focus on operational rigor and cost discipline continues to drive strong productivity, and we now expect to exceed our cost reduction target of at least $250 million by fiscal year-end 2028.”

Q3 2026 Commentary
Q3 Results of Operations
Net sales increased $44.3 million, to $1,564.8 million versus the prior year quarter, including a favorable foreign currency impact of $47.4 million. Net sales at constant currency(2) was essentially flat, as a 7 percent increase in volume was offset by a 7 percent decline in price/mix. Volume growth was driven by North America customer wins, share gains and strong retention. The decline in price/mix reflects continued price and trade support for customers and consumer shifts toward value-oriented channels and brands, including increased sales to chain customers, which generally carry lower pricing. The Company also experienced softer industry demand in key international markets as well as increased competitive industry dynamics, which most notably affected the Company's EMEA business.
Gross profit declined $90.9 million versus the prior year quarter to $331.6 million. Adjusted Gross Profit(1) declined $92.9 million to $327.5 million, primarily reflecting unfavorable global price/mix, as well as a net $32.5 million pre-tax charge related to the write-off of excess raw potatoes in the International segment due to lower than planned sales volumes resulting from softer market demand. Total manufacturing cost per pound increased, which reflected the raw potato write-off, increased fixed factory burden costs associated with underutilized international production facilities and inflationary pressures across key input categories globally. These higher costs were partially offset by the benefits of the Company's cost savings initiatives as well as improved operating efficiencies in the North America segment.
Selling, general and administrative expenses (“SG&A”) declined $7.4 million versus the prior year quarter to $156.8 million. Adjusted SG&A(1) increased $9.4 million versus the prior year quarter to $157.4 million. Adjusted SG&A(1) continues to benefit from ongoing cost savings initiatives; however, these savings were more than offset by normalized compensation and benefit accruals tied to performance achievement, and $12.7 million of write-offs of capitalized costs associated with certain projects no longer under development.
Net income declined $92.0 million from the prior year quarter to $54.0 million, and Diluted EPS declined $0.64 versus the prior year quarter to $0.39. Adjusted Net Income(1) declined $64.4 million over the prior year quarter to $100.0 million, and Adjusted Diluted EPS(1) declined $0.43 from the prior year quarter to $0.72. The decline in Adjusted Net Income(1) and Adjusted Diluted EPS(1) reflects the lower Adjusted Gross Profit(1) and higher Adjusted SG&A(1), partially offset by lower income tax expense.
Adjusted EBITDA(1) declined $101.3 million from the prior year quarter to $271.7 million, also reflecting the reduction in Adjusted Gross Profit(1) and higher Adjusted SG&A(1).
The Company’s effective tax rate(3) for the third quarter of 2026 was 35.9 percent, versus 28.3 percent in the third quarter of fiscal 2025. The effective tax rate for the current quarter reflects impacts of the comparability items, most notably the expenses related to the Company's Cost Savings Program and Restructuring Plan, as discussed in more detail in the Reconciliations of Non-GAAP Financial Measures in the tables accompanying this press release. Excluding these items, the Company’s effective tax rate(3) was 21.8 percent for the third quarter of 2026, versus 28.1 percent for the prior year quarter. Compared to the third quarter of fiscal 2025, the effective tax rate excluding the impact of these items is lower primarily due to having a smaller proportion of losses with no expected tax benefits in certain jurisdictions.
Q3 2026 Segment Highlights
North America Summary
Net sales for the North America segment, which includes all sales to customers in the U.S., Canada and Mexico, increased 5 percent to $1,035.0 million compared to the prior year quarter. Volume increased 12 percent, driven by customer contract wins, share gains and growth. Price/mix declined 7 percent, reflecting price and trade support for customers and a mix shift toward faster-growing chain customers and private-label products, which generally carry lower pricing than other channels.

North America Segment Adjusted EBITDA declined $12.8 million to $289.8 million compared to the prior year quarter. Higher volumes, lower manufacturing costs per pound, and lower Adjusted SG&A(1), reflecting cost savings initiatives and improved operating efficiencies, were more than offset by continued price and trade support for customers and an unfavorable mix.
International Summary
Net sales for the International segment, which includes all sales to customers outside of North America, declined 1 percent, or $4.4 million, to $529.8 million compared to the prior year quarter, including a favorable foreign currency impact of $43.7 million. Net sales at constant currency(2) declined 9 percent. Volume declined 2 percent, driven by softer demand in key international markets. Price/mix at constant currency(2) declined 7 percent, primarily reflecting ongoing price and trade to support customers and, to a lesser extent, an unfavorable mix that favors lower priced geographies and products.
International Segment Adjusted EBITDA declined $75.6 million to $18.5 million compared to the prior year quarter. The decrease was primarily attributable to lower sales, higher manufacturing costs per pound, including a net $32.5 million pre-tax charge for the write-off of excess raw potatoes due to lower than planned sales volumes and increased fixed factory burden costs associated with underutilized international production facilities. The higher manufacturing costs were partially offset by benefits from cost savings initiatives.
To improve utilization and respond to the challenging operating environment in the International segment, the Company closed its Munro, Argentina plant during the third quarter and consolidated Latin America production into its new, modern facility in Mar del Plata, Argentina. As previously disclosed, the Company also temporarily curtailed a production line in the Netherlands beginning early in the fourth fiscal quarter of 2026.
Cash Flows, Capital Expenditures and Liquidity
Compared with the first three quarters of fiscal 2025, cash provided by operating activities increased $110.3 million to $595.6 million. The increase largely relates to $130.0 million of favorable changes in working capital, led by lower inventories in North America and timing of collections of trade receivables, partially offset by a $19.7 million decrease in net income, adjusted for non-cash items.
Capital expenditures were $256.6 million during the first three quarters of fiscal 2026, down $306.5 million from the prior year period. The decrease in capital expenditures reflects completion of major growth initiatives as well as the Company’s ongoing initiatives to reduce structural capital intensity as part of its Focus to Win strategy.
As of February 22, 2026, the Company had $57.5 million of cash and cash equivalents, with $1.26 billion of additional available liquidity under its revolving credit facility.
Capital Returned to Shareholders
In the third quarter of fiscal 2026, the Company returned $51.4 million to shareholders through cash dividends.
In the first three quarters of fiscal 2026, the Company returned a total of $204.7 million to shareholders. This includes $154.7 million to shareholders through cash dividends and $50.0 million through repurchases of common stock, with an aggregate of 804,882 shares repurchased at an average price of $62.12 per share.
The Company did not repurchase shares during the third quarter due to trading restrictions associated with certain announcements that have since been disclosed. Following the end of the restrictions, the Company implemented a Rule 10b5-1 trading plan for future purchases. As of March 30, 2026, 1,053,429 shares of common stock were repurchased under the Company's share repurchase program for an aggregate purchase price of $43.7 million. As of that date, approximately $264 million remained authorized for repurchase under our share repurchase program.
On March 31, 2026, the Board of Directors declared a quarterly dividend of $0.38 per share of Lamb Weston common stock. The dividend is payable on June 5, 2026, to shareholders of record as of the close of business on May 8, 2026.

Fiscal 2026 Outlook
The Company updated its financial targets for fiscal 2026 as follows:

	Prior Fiscal 2026 Guidance	Updated Fiscal 2026 Guidance
Net Sales	$6.35 billion to $6.55 billion	$6.45 billion to $6.55 billion
Adjusted EBITDA	$1.00 billion to $1.20 billion	$1.08 billion to $1.14 billion
Cash Used for Capital Expenditures	Approximately $500 million	Approximately $400 million

The Company's net sales guidance includes an approximate 1.8% benefit from an anticipated favorable foreign currency translation. The guidance also reflects the Company's current assessment of the anticipated impact of enacted tariffs by the U.S. and other countries but does not include potential effects of evolving trade policies or the potential for refunds, if any, relating to legal challenges or policy reversals. The guidance range takes into account the current expectation for ongoing disruption in certain markets in the Middle East. In addition, the fiscal 2026 outlook includes the contribution of a 53rd week in the fiscal period, which occurs in the fourth quarter of fiscal 2026.
End Notes
(1)Adjusted Gross Profit, Adjusted SG&A, Adjusted Income from Operations, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA are non-GAAP financial measures. Please see the discussion of non-GAAP financial measures, including a discussion of guidance provided on a non-GAAP basis, and the associated reconciliations at the end of this press release for more information.
(2)Net sales and price/mix growth at constant currency are non-GAAP financial measures that present results as if foreign currency exchange rates had remained constant between the current and prior year periods. These measures are calculated by translating current year financial data into United States dollars using the prior year average exchange rates, which is the same basis used for the prior year results. See the discussion of non-GAAP financial measures in this press release as well as the associated reconciliations under Segment Information and Reconciliation of Net Sales at Constant Currency in the accompanying tables for more information.
(3)The effective tax rate is calculated as the ratio of income tax expense to pre-tax income, inclusive of equity method investment earnings.
Webcast and Conference Call Information
Lamb Weston will host a conference call to review its third quarter fiscal 2026 results at 10:00 a.m. ET on April 1, 2026. Participants in the U.S. and Canada may access the conference call by dialing 1-800-330-6710 and participants outside the U.S. and Canada should dial +1 213-279-1505. The conference ID is 5641976. The conference call and accompanying presentation also may be accessed live on the internet. Participants can register for the event at: https://investors.lambweston.com/news-events/events-and-presentations.

A rebroadcast of the conference call will be available beginning on Wednesday, April 1, 2026, after 2:00 p.m. ET at https://investors.lambweston.com/news-events/events-and-presentations.
About Lamb Weston
Lamb Weston is a leading supplier of frozen potato products to restaurants and retailers around the world. For more than 75 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for its customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.

Non-GAAP Financial Measures
To supplement the financial information included in this press release, the Company has presented Adjusted Gross Profit, Adjusted SG&A, Adjusted Cost Savings Program and Restructuring Expenses, Adjusted Income from Operations, Adjusted Income Tax Expense, Adjusted Net Income, Adjusted Diluted EPS, Adjusted Equity Method Investment Earnings, and Adjusted EBITDA, each of which is considered a non-GAAP financial measure. The Company also presents net sales and price/mix growth at constant currency, which provide information on the percentage change in net sales and price/mix growth, respectively, as if foreign currency exchange rates had remained constant between the current and prior year periods. The non-GAAP financial measures presented in this press release should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) that are also presented in this press release. These measures are not substitutes for their comparable GAAP financial measures, such as gross profit, SG&A, income from operations, income tax expense, net income, diluted earnings per share, equity method investment earnings, net sales, and other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures. For example, the non-GAAP financial measures presented in this press release may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures the same way as the Company does.
Management uses these non-GAAP financial measures to assist in analyzing what management views as the Company’s core operating performance for purposes of business decision making. Management believes that presenting these non-GAAP financial measures provides investors with useful supplemental information because they (i) provide meaningful supplemental information regarding financial performance by excluding impacts of foreign currency exchange translation and unrealized derivative activities and other items affecting comparability between periods; (ii) permit investors to view the Company's operating and financial performance using the same tools that management uses to evaluate performance across periods and to make budgeting, operating, and strategic decisions; and (iii) otherwise provide supplemental information that may be useful to investors in evaluating the Company’s operating and financial performance. In addition, the Company believes that the presentation of these non-GAAP financial measures, when considered together with the most directly comparable GAAP financial measures and corresponding reconciliations to those GAAP financial measures, provides investors with additional tools to understand the factors and trends affecting the Company’s underlying business than could be obtained absent these disclosures.
The Company has also provided guidance in this press release with respect to certain non-GAAP financial measures, including Adjusted EBITDA. The Company cannot predict certain items that are included in reported GAAP results, including items such as costs and other charges relating to the Company’s previously announced Cost Savings Program and Restructuring Plan or other cost savings initiatives; strategic developments; impacts of unrealized mark-to-market derivative gains and losses; impacts of foreign currency exchange gains and losses; impacts of blue chip swap transactions; other non-recurring items such as shareholder activism expenses; and other items impacting comparability. This list is not inclusive of all potential items, and the Company intends to update the list as appropriate as these items are evaluated on an ongoing basis. In addition, the items that cannot be predicted can be highly variable and could potentially have significant impacts on the Company’s GAAP financial measures. As such, prospective quantification of these items is not feasible without unreasonable efforts, and a reconciliation of forward-looking Adjusted EBITDA to net income has not been provided.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Words such as “expect,” “continues,” “drive,” “take,” “act,” “focus,” “deliver,” “strengthen,” “improve,” "exceed," “target,” “anticipate,” and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding: the Company’s business and financial outlook and prospects; the Company’s plans and strategies and anticipated benefits therefrom, including with respect to the Company’s cost savings initiatives; anticipated capital expenditures and investments and other costs; anticipated conditions in the Company’s industry; and global economic conditions. These forward-looking statements are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Readers of this press release should understand that these statements are not guarantees of performance or results. Many factors could affect these forward-

looking statements and the Company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this press release. These risks and uncertainties include, among other things: consumer preferences, including restaurant traffic in North America and the Company’s international markets, and an uncertain general economic environment, including as a result of tariffs and other trade policies, inflationary pressures and recessionary concerns, any of which could adversely impact the Company’s business, financial condition or results of operations, including as a result of impacts on the demand and prices for the Company’s products; the competitive environment and related conditions in the markets in which the Company operates; the availability and prices of raw materials and other commodities; operational challenges; the Company’s ability to successfully implement its previously announced Cost Savings Program and Restructuring Plan or other cost savings or efficiency initiatives, including achieving the expected benefits of those activities and possible changes in the size and timing of related charges; the Company's dependence on information technology and systems, including service interruptions, misappropriation of data, or breaches of security, as well as difficulties, disruptions or delays in implementing new technology; levels of labor and people-related expenses; the Company’s ability to successfully execute its long-term value creation strategies, including Focus to Win; the Company’s ability to execute on large capital projects, including construction of new production lines or facilities; political and economic conditions in the countries in which the Company conducts business and other factors related to its international operations; disruptions in the global economy caused by conflicts such as the wars in Ukraine and the Middle East and the possible related heightening of the Company’s other known risks; the ultimate outcome of litigation or any product recalls or withdrawals; changes in the Company’s relationships with its growers or significant customers; impacts on the Company’s business due to health pandemics or other contagious outbreaks, such as the COVID-19 pandemic, including impacts on demand for its products, increased costs, disruption of supply, other constraints in the availability of key commodities and other necessary services or restrictions imposed by public health authorities or governments; disruption of the Company’s access to export mechanisms; risks associated with integrating acquired businesses; risks associated with other possible acquisitions; the Company’s debt levels; actions of governments and regulatory factors affecting the Company’s businesses; the Company’s ability to pay regular quarterly cash dividends or otherwise return capital to shareholders and the amounts and timing of any future dividends or other shareholder returns; and other risks described in the Company’s reports filed from time to time with the Securities and Exchange Commission (“SEC”). The Company cautions readers not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date of this press release. The Company undertakes no responsibility for updating these statements, except as required by law.

Lamb Weston Holdings, Inc.
Consolidated Statements of Earnings
(unaudited, in millions, except per share amounts)

		Thirteen Weeks Ended		Thirty-Nine Weeks Ended
		February 22, 2026	February 23, 2025	February 22, 2026	February 23, 2025
Net sales	(4)	$1,564.8	$1,520.5	$4,842.2	$4,775.5
Cost of sales	(1)(2)(4)	1,233.2	1,098.0	3,843.9	3,719.2
Gross profit		331.6	422.5	998.3	1,056.3
Selling, general and administrative expenses	(3)	156.8	164.2	481.4	492.8
Cost Savings Program and Restructuring expenses	(1)	48.2	9.6	94.6	84.2
Income from operations		126.6	248.7	422.3	479.3
Interest expense, net		45.0	47.3	133.0	135.8
Income before income taxes and equity method earnings		81.6	201.4	289.3	343.5
Income tax expense		30.3	57.5	114.2	121.7
Equity method investment earnings	(1)	2.7	2.1	5.3	15.5
Net income	(1)	$54.0	$146.0	$180.4	$237.3
Earnings per share:
Basic		$0.39	$1.03	$1.30	$1.66
Diluted		$0.39	$1.03	$1.29	$1.66
Dividends declared per common share		$0.38	$0.37	$1.12	$1.09
Weighted average common shares outstanding:
Basic		139.0	141.9	139.3	142.8
Diluted		139.3	142.4	139.6	143.2
_______________________________________________
(1)Net income for the periods presented reflects the items listed below. Refer to Footnote 4, Cost Savings Program and Restructuring, in the Condensed Notes to Consolidated Financial Statements (Unaudited) within the Company’s Form 10-Q filed on April 1, 2026, for additional information on the Company's Cost Savings Program, Restructuring Plan and other restructuring activities (collectively, the “Plans”).
a.Net charges associated with the Plans for the thirteen weeks ended February 22, 2026, include total pre-tax cash charges of $55.5 million ($54.2 million after-tax, or $0.39 per share). Net income for the thirty-nine weeks ended February 22, 2026, reflects total pre-tax cash charges of $101.5 million ($89.2 million after-tax, or $0.64 per share) related to the Plans. Of the total pre-tax charges $55.1 million were cash and $46.4 million were non-cash.
i.Cost of sales includes a $7.3 million ($7.4 million after-tax, or $0.05 per share) charge for the thirteen weeks ended February 22, 2026, and $6.9 million ($7.1 million after-tax, or $0.05 per share) for the thirty-nine weeks ended February 22, 2026, related to the write-down of inventory at permanently closed production facilities during the periods;
ii.Cost Savings Program and Restructuring expenses include a $48.2 million ($46.8 million after-tax, or $0.34 per share) charge for the thirteen weeks ended February 22, 2026, and a $94.6 million ($82.1 million after-tax, or $0.59 per share) charge for the thirty-nine weeks ended February 22, 2026, related to accelerating depreciation and the write-off of fixed assets associated with the permanently closed production facilities in the International segment, and employee severance and benefits related to headcount reductions at the closed manufacturing facilities;
b.Charges associated with the Restructuring Plan include total pre-tax cash charges of $10.3 million ($7.7 million after-tax, or $0.05 per share) for the thirteen weeks ended February 23, 2025, and $169.4 million ($131.3 million after-tax, or $0.91 per share) for the thirty-nine weeks ended February 23, 2025. Of the total charges $120.2 million were cash and $49.2 million were non-cash;
i.Cost of sales includes a $0.7 million ($0.5 million after-tax, or zero per share) charge for thirteen weeks ended February 23, 2025, and a $76.2 million ($57.9 million after-tax, or $0.40 per share) charge for the thirty-nine weeks ended February 23, 2025, related to contracted raw potatoes that were not used due to production line curtailments, as well as other inventory write-offs;
ii.Cost Savings Program and Restructuring expenses include a $9.6 million ($7.2 million after-tax, or $0.05 per share) charge for the thirteen weeks ended February 23, 2025, and an $84.2 million ($66.5 million after-tax, or $0.46 per share) charge for the thirty-nine weeks ended February 23, 2025, related to accelerating depreciation of a manufacturing facility closed and other asset retirements, and employee severance and benefits-related headcount reductions in connection with the Restructuring Plan;
iii.Equity method investment earnings include pre-tax charges of $9.0 million ($6.9 million after-tax, or $0.05 per share) for the thirty-nine weeks ended February 23, 2025, related to the Restructuring Plan.
(2)Cost of sales includes unrealized gains related to mark-to-market adjustments associated with commodity hedging contracts of $11.4 million ($8.7 million after-tax, or $0.06 per share) and unrealized gains of $2.8 million ($2.2 million after-tax, $0.02 per share) for the thirteen weeks ended February 22, 2026 and February 23, 2025, respectively. Unrealized gains related to mark-to-market adjustments associated with commodity hedging contracts of $10.9 million ($8.3 million after-tax, or $0.06 per share) and unrealized gains of $15.5 million ($11.6 million after-tax, $0.08 per share), for the thirty-nine weeks ended February 22, 2026 and February 23, 2025, respectively.
(3)Selling, general and administrative expenses (SG&A) include the following items:
a.Stock-based compensation expense of $10.5 million ($8.7 million after-tax, or $0.06 per share) and $9.2 million ($7.8 million after-tax, or $0.05 per share) for the thirteen weeks ended February 22, 2026 and February 23, 2025, respectively; and stock-based compensation expense of $30.6 million ($25.6 million after-tax, or $0.18 per share) and $31.0 million ($26.2 million after-tax, or $0.18 per share) for the thirty-nine weeks ended February 22, 2026 and February 23, 2025, respectively;
b.Unrealized losses related to mark-to-market adjustments associated with currency hedging contracts of $0.4 million ($0.4 million after-tax, or zero per share) and unrealized gains of $3.1 million ($2.4 million after-tax, or $0.02 per share) for the thirteen weeks ended February 22, 2026 and February 23, 2025, respectively; and unrealized losses related to mark-to-market adjustments associated with currency hedging contracts of $7.1 million ($5.3 million after-tax, or $0.04 per share) and $3.7 million ($2.7 million after-tax, or $0.02 per share) for the thirty-nine weeks ended February 22, 2026 and February 23, 2025, respectively;
c.Foreign currency exchange gains of $11.5 million ($8.6 million after-tax, or $0.06 per share) and foreign currency exchange losses of $7.0 million ($5.0 million after-tax, or $0.04 per share) for the thirteen weeks ended February 22, 2026 and February 23, 2025, respectively; and foreign currency exchange gains of $9.4 million ($6.6 million after-tax, or $0.05 per share) and foreign currency exchange losses of $17.2 million ($12.6 million after-tax, or $0.09 per share) for the thirty-nine weeks ended February 22, 2026 and February 23, 2025, respectively;
d.Advisory fees related to shareholder activism matters of $4.0 million ($3.1 million after-tax, or $0.02 per share) for the thirty-nine weeks ended February 22, 2026; and $3.7 million ($2.9 million after-tax, or $0.02 per share) and $4.1 million ($3.2 million after-tax, or $0.02 per share) for the thirteen and thirty-nine weeks ended February 23, 2025;
e.Pension settlement charges of $14.2 million ($11.0 million after-tax, or $0.08 per share) for the thirty-nine weeks ended February 22, 2026, to fully fund the Company’s defined benefit pension plan, enabling lump sum payments to participants and transferring the remaining obligations and related plan assets to an insurer through a group annuity contract; and
f.Blue chip swap transaction gains of $0.6 million ($0.4 million after-tax, or zero per share) and $20.5 million ($19.7 million after-tax, or $0.14 per share) for the thirteen and thirty-nine weeks ended February 23, 2025, respectively.
(4)The thirteen weeks ended February 23, 2025, include an approximately $9 million benefit ($7 million after-tax, or $0.05 per share) related to the Company's previously announced voluntary product withdrawal initiated in the fourth quarter of fiscal 2024. This includes an approximately $6 million benefit ($5 million after-tax, or $0.03 per share) in net sales and an approximately $3 million benefit ($2 million after-tax, or $0.02 per share) in cost of sales. The total benefit was allocated to the reporting segments as follows: $3 million to North America and $6 million to International.
The thirty-nine weeks ended February 23, 2025, include an approximately $31 million charge ($23 million after-tax, or $0.16 per share) related to the Company's previously announced voluntary product withdrawal. This includes an approximately $9 million loss ($7 million after-tax, or $0.05 per share) in net sales and an approximately $22 million charge ($17 million after-tax, or $0.12 per share) in cost of sales. The total charge was allocated to the reporting segments as follows: $19 million to North America and $12 million to International.

Lamb Weston Holdings, Inc.
Consolidated Balance Sheets
(unaudited, in millions, except share data)

	February 22, 2026	May 25, 2025
ASSETS
Current assets:
Cash and cash equivalents	$57.5	$70.7
Receivables, net of allowances of $1.1 and $0.9	750.5	781.6
Inventories	1,093.6	1,035.4
Prepaid expenses and other current assets	158.3	145.0
Total current assets	2,059.9	2,032.7
Property, plant and equipment, net	3,652.6	3,687.9
Operating lease assets	116.8	113.2
Goodwill	1,135.0	1,090.2
Intangible assets, net	109.7	114.0
Other assets	319.5	354.6
Total assets	$7,393.5	$7,392.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$269.2	$370.8
Current portion of long-term debt and financing obligations	80.6	77.8
Accounts payable	599.7	616.4
Accrued liabilities	460.0	411.0
Total current liabilities	1,409.5	1,476.0
Long-term liabilities:
Long-term debt and financing obligations, excluding current portion	3,642.9	3,682.8
Deferred income taxes	272.8	253.5
Other noncurrent liabilities	241.2	242.6
Total long-term liabilities	4,156.9	4,178.9
Commitments and contingencies
Stockholders’ equity:
Common stock of $1.00 par value, 600,000,000 shares authorized; 152,108,953 and 151,390,267 shares issued	152.1	151.4
Treasury stock, at cost, 13,129,408 and 12,152,507 common shares	(897.5)	(838.0)
Additional distributed capital	(443.2)	(479.1)
Retained earnings	2,872.8	2,848.9
Accumulated other comprehensive income	142.9	54.5
Total stockholders’ equity	1,827.1	1,737.7
Total liabilities and stockholders’ equity	$7,393.5	$7,392.6

Lamb Weston Holdings, Inc.
Consolidated Statements of Cash Flows
(unaudited, in millions)

	Thirty-Nine Weeks Ended
	February 22, 2026	February 23, 2025
Cash flows from operating activities
Net income	$180.4	$237.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles and debt issuance costs	291.8	279.8
Stock-settled, stock-based compensation expense	30.6	31.0
Equity method investment (earnings) loss, net of distributions	(2.5)	10.1
Deferred income taxes	15.1	(3.1)
Cost Savings Program and Restructuring expenses	46.4	49.2
Blue chip swap transaction gains	—	(20.5)
Other	(8.0)	(10.3)
Changes in operating assets and liabilities:
Receivables	53.6	18.1
Inventories	(45.2)	(120.6)
Income taxes payable/receivable, net	(1.7)	(0.2)
Prepaid expenses and other current assets	(13.8)	(17.9)
Accounts payable	(8.1)	45.4
Accrued liabilities	57.0	(13.0)
Net cash provided by operating activities	$595.6	$485.3
Cash flows from investing activities
Additions to property, plant and equipment	(256.5)	(550.4)
Additions to other long-term assets	(0.1)	(33.2)
Proceeds from sale of property, plant and equipment	14.9	1.8
Proceeds from blue chip swap transactions, net of purchases	—	20.5
Other	3.7	2.3
Net cash used for investing activities	$(238.0)	$(559.0)
Cash flows from financing activities
Proceeds from short-term borrowings	753.8	1,286.9
Repayments of short-term borrowings	(862.6)	(1,124.7)
Proceeds from issuance of debt	—	525.3
Repayments of debt and financing obligations	(54.9)	(255.5)
Dividends paid	(154.7)	(154.7)
Repurchase of common stock and common stock withheld to cover taxes	(59.2)	(193.8)
Other	3.5	(14.1)
Net cash (used for) provided by financing activities	$(374.1)	$69.4
Effect of exchange rate changes on cash and cash equivalents	3.3	0.4
Net decrease in cash and cash equivalents	(13.2)	(3.9)
Cash and cash equivalents, beginning of period	70.7	71.4
Cash and cash equivalents, end of period	$57.5	$67.5

Lamb Weston Holdings, Inc.
Segment Information and Reconciliation of Net Sales at Constant Currency
(unaudited, in millions, except percentages)

	Thirteen Weeks Ended
				% Growth at Constant Currency (3)
	February 22, 2026	February 23, 2025	% Increase (Decrease)	% Increase (Decrease)	Price/Mix	Volume
Segment net sales
North America	$1,035.0	$986.3	5%	5%	(7%)	12%
International	529.8	534.2	(1%)	(9%)	(7%)	(2%)
	$1,564.8	$1,520.5	3%	—%	(7%)	7%

Segment Adjusted EBITDA (1)
North America	$289.8	$302.6	(4%)
International (2)	18.5	94.1	(80%)

	Thirty-Nine Weeks Ended
				% Growth at Constant Currency (3)
	February 22, 2026	February 23, 2025	% Increase (Decrease)	% Increase (Decrease)	Price/Mix	Volume
Segment net sales
North America	$3,189.1	$3,162.1	1%	1%	(7%)	8%
International	1,653.1	1,613.4	2%	(3%)	(7%)	4%
	$4,842.2	$4,775.5	1%	(1%)	(7%)	6%

Segment Adjusted EBITDA (1)
North America	$837.6	$849.8	(1%)
International (2)	102.9	194.1	(47%)
_____________________________________________
(1)Segment Adjusted EBITDA includes equity method investment earnings and excludes unallocated corporate costs including unrealized mark-to-market derivative gains and losses, foreign currency exchange gains and losses, gains on blue chip swap transactions, stock-based compensation expense, items impacting comparability, and the items discussed in footnotes (1) - (3) to the Consolidated Statements of Earnings.
See footnote (4) to the Consolidated Statements of Earnings for information regarding the impact of the voluntary product withdrawal.
(2)International Segment Adjusted EBITDA included a net $32.5 million and $45.6 million charge for the write-off of excess raw potatoes for the thirteen and thirty-nine weeks ended February 22, 2026, respectively.

(3)Net sales and price/mix at constant currency are non-GAAP financial measures that present results as if foreign currency exchange rates had remained constant between the current and prior year periods. These measures are calculated by translating current year financial data into United States dollars using the prior year average exchange rates, which is the same basis used for the prior year results. A reconciliation of net sales to net sales at constant currency is provided below.
Foreign currency translation had a minimal impact on overall Segment Adjusted EBITDA for the periods presented, as the Company mitigates exposure by purchasing goods and services in local currency where practical.

Thirteen Weeks Ended February 22, 2026	Net Sales	Currency	Net Sales at Constant Currency
North America	$1,035.0	$(3.7)	$1,031.3
International	529.8	(43.7)	486.1
	$1,564.8	$(47.4)	$1,517.4
Thirty-Nine Weeks Ended February 22, 2026
North America	$3,189.1	$(4.7)	$3,184.4
International	1,653.1	(90.7)	1,562.4
	$4,842.2	$(95.4)	$4,746.8

Lamb Weston Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited, in millions, except per share amounts)

Thirteen Weeks Ended February 22, 2026		Gross Profit	SG&A	Cost Savings Program and Restructuring Expenses	Income From Operations	Interest Expense	Income Tax Expense (Benefit) (1)	Equity Method Investment Earnings	Net Income	Diluted EPS
As reported		$331.6	$156.8	$48.2	$126.6	$45.0	$30.3	$2.7	$54.0	$0.39
Unrealized derivative gains and losses	(2)	(11.4)	(0.4)	—	(11.0)	—	(2.7)	—	(8.3)	(0.06)
Foreign currency exchange gains	(2)	—	11.5	—	(11.5)	—	(2.9)	—	(8.6)	(0.06)
Stock-based compensation	(4)	—	(10.5)	—	10.5	—	1.8	—	8.7	0.06
Items impacting comparability:	(2)
Cost Savings Program, Restructuring Plan, and other expenses		7.3	—	(48.2)	55.5	—	1.3	—	54.2	0.39
Total adjustments		(4.1)	0.6	(48.2)	43.5	—	(2.5)	—	46.0	0.33
Adjusted	(3)	$327.5	$157.4	$—	$170.1	$45.0	$27.8	$2.7	$100.0	$0.72

Thirteen Weeks Ended February 23, 2025
As reported		$422.5	$164.2	$9.6	$248.7	$47.3	$57.5	$2.1	$146.0	$1.03
Unrealized derivative gains	(2)	(2.8)	3.1	—	(5.9)	—	(1.3)	—	(4.6)	(0.04)
Foreign currency exchange losses	(2)	—	(7.0)	—	7.0	—	2.0	—	5.0	0.04
Blue chip swap transaction gains	(2)	—	0.6	—	(0.6)	—	(0.2)	—	(0.4)	—
Stock-based compensation	(4)	—	(9.2)	—	9.2	—	1.4	—	7.8	0.05
Item impacting comparability:	(2)
Restructuring Plan expenses		0.7	—	(9.6)	10.3	—	2.6	—	7.7	0.05
Shareholder activism expense		—	(3.7)	—	3.7	—	0.8	—	2.9	0.02
Total adjustments		(2.1)	(16.2)	(9.6)	23.7	—	5.3	—	18.4	0.12
Adjusted	(3)	$420.4	$148.0	$—	$272.4	$47.3	$62.8	$2.1	$164.4	$1.15

Thirty-Nine Weeks Ended February 22, 2026		Gross Profit	SG&A	Cost Savings Program and Restructuring Expenses	Income From Operations	Interest Expense	Income Tax Expense (Benefit) (1)	Equity Method Investment Earnings	Net Income	Diluted EPS
As reported		$998.3	$481.4	$94.6	$422.3	$133.0	$114.2	$5.3	$180.4	$1.29
Unrealized derivative gains and losses	(2)	(10.9)	(7.1)	—	(3.8)	—	(0.8)	—	(3.0)	(0.02)
Foreign currency exchange gains	(2)	—	9.4	—	(9.4)	—	(2.8)	—	(6.6)	(0.05)
Stock-based compensation	(4)	—	(30.6)	—	30.6	—	5.0	—	25.6	0.18
Items impacting comparability:	(2)
Cost Savings Program, Restructuring Plan, and other expenses		6.9	—	(94.6)	101.5	—	12.3	—	89.2	0.64
Shareholder activism expense		—	(4.0)	—	4.0	—	0.9	—	3.1	0.02
Pension settlement		—	(14.2)	—	14.2	—	3.2	—	11.0	0.08
Total adjustments		(4.0)	(46.5)	(94.6)	137.1	—	17.8	—	119.3	0.85
Adjusted	(3)	$994.3	$434.9	$—	$559.4	$133.0	$132.0	$5.3	$299.7	$2.14

Thirty-Nine Weeks Ended February 23, 2025
As reported		$1,056.3	$492.8	$84.2	$479.3	$135.8	$121.7	$15.5	$237.3	$1.66
Unrealized derivative gains and losses	(2)	(15.5)	(3.7)	—	(11.8)	—	(2.9)	—	(8.9)	(0.06)
Foreign currency exchange losses	(2)	—	(17.2)	—	17.2	—	4.6	—	12.6	0.09
Blue chip swap transaction gains	(2)	—	20.5	—	(20.5)	—	(0.8)	—	(19.7)	(0.14)
Stock-based compensation	(4)	—	(31.0)	—	31.0	—	4.8	—	26.2	0.18
Items impacting comparability:	(2)
Restructuring Plan expenses		76.2	—	(84.2)	160.4	—	38.1	9.0	131.3	0.91
Shareholder activism expense		—	(4.1)	—	4.1	—	0.9	—	3.2	0.02
Total adjustments		60.7	(35.5)	(84.2)	180.4	—	44.7	9.0	144.7	1.00
Adjusted	(3)	$1,117.0	$457.3	$—	$659.7	$135.8	$166.4	$24.5	$382.0	$2.66
______________________________________________
(1)Items are tax effected at the marginal rate based on the applicable tax jurisdiction.
(2)See footnotes (1) - (3) to the Consolidated Statements of Earnings for a discussion of the adjustment items.
(3)See “Non-GAAP Financial Measures” in this press release for additional information.
(4)Beginning with the first quarter of fiscal 2026, net non-cash expenses arising from stock-based compensation awards are excluded from Adjusted SG&A for the current and prior year periods. See footnote (3) to the Consolidated Statements of Earnings for discussion of this adjustment.

Lamb Weston Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited, in millions)
To supplement the financial information included in this press release, the Company is presenting Adjusted EBITDA, which the Company defines as earnings, less interest expense, income tax expense, depreciation and amortization, unrealized mark-to-market derivative gains and losses, foreign currency exchange gains and losses, gains on blue chip swap transactions, stock-based compensation expense, and other items impacting comparability identified in the table below. Adjusted EBITDA is a non-GAAP financial measure. The following table reconciles net income to Adjusted EBITDA for the identified periods.

		Thirteen Weeks Ended		Thirty-Nine Weeks Ended
		February 22, 2026	February 23, 2025	February 22, 2026	February 23, 2025
Net income	(1)	$54.0	$146.0	$180.4	$237.3
Interest expense, net		45.0	47.3	133.0	135.8
Income tax expense		30.3	57.5	114.2	121.7
Income from operations including equity method investment earnings	(2)	129.3	250.8	427.6	494.8
Depreciation and amortization	(3)	98.9	98.5	294.8	282.4
Unrealized derivative gains	(1)	(11.0)	(5.9)	(3.8)	(11.8)
Foreign currency exchange (gains) losses	(1)	(11.5)	7.0	(9.4)	17.2
Blue chip swap transaction gains	(1)	—	(0.6)	—	(20.5)
Stock-based compensation	(1)	10.5	9.2	30.6	31.0
Items impacting comparability:	(1)
Cost Savings Program, Restructuring Plan, and other expenses		55.5	10.3	101.5	169.4
Shareholder activism expense		—	3.7	4.0	4.1
Pension settlement		—	—	14.2	—
Adjusted EBITDA	(4)	$271.7	$373.0	$859.5	$966.6

Segment Adjusted EBITDA
North America		$289.8	$302.6	$837.6	$849.8
International		18.5	94.1	102.9	194.1
Unallocated corporate costs	(5)	(36.6)	(23.7)	(81.0)	(77.3)
Adjusted EBITDA		$271.7	$373.0	$859.5	$966.6
_______________________________________________
(1)See footnotes (1) - (4) to the Consolidated Statements of Earnings for more information.
(2)Lamb Weston holds a 50 percent equity interest in a U.S. potato processing joint venture, Lamb-Weston/RDO Frozen (“Lamb Weston RDO”). Lamb Weston accounts for its investment in Lamb Weston RDO under the equity method of accounting. See Note 6, Other Assets, of the Notes to Consolidated Financial Statements in the Company’s Form 10-K for the fiscal year ended May 25, 2025, filed with the SEC on July 23, 2025, for more information about this joint venture.
(3)Depreciation and amortization includes interest expense, income tax expense, and depreciation and amortization relating to equity method investments of $2.1 million and $2.0 million for the thirteen weeks ended February 22, 2026 and February 23, 2025, respectively, and $6.5 million and $6.1 million for the thirty-nine weeks ended February 22, 2026 and February 23, 2025, respectively.
(4)See “Non-GAAP Financial Measures” in this press release for additional information.
(5)Results for the Company’s two operating segments reflect corporate support staff and services that are directly allocable to those segments. Unallocated corporate costs include costs related to corporate support staff and other support services, which include, but are not limited to, costs associated with the Company’s administrative, information technology, human resources, finance, and accounting functions that are not specifically allocated to the segments. In the table above, unallocated corporate costs exclude unrealized derivative gains and losses, foreign currency exchange gains and losses, blue chip swap transaction gains, stock-based compensation expense, and other items impacting comparability. These items are added to net income as part of the reconciliation of net income to Adjusted EBITDA.